UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2008 (October 16, 2008)

OMNICOM GROUP INC.
(Exact Name of Registrant as Specified in Charter)

New York (State or Other Jurisdiction of Incorporation)	333-132625 (Commission File Number)	13-1514814 (IRS Employer Identification No.)
437 Madison Avenue, New York, NY (Address of Principal Executive Offices)	10022 (Zip Code)

Registrants’ telephone number, including area code: (212) 415-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13c under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 16, 2008, the Board of Directors (the “Board”) of Omnicom Group Inc. (the “Company”) voted to increase the size of the Board from eleven persons to twelve persons and to elect Alan R. Batkin as a new director to fill the vacancy created by such increase, effective immediately. Mr. Batkin will hold office as a Director on the Board until the Company’s next annual meeting of shareholders and until his successor is elected and qualifies or until his earlier resignation or removal.

The committees of the Board to which Mr. Batkin will be named have not been determined at this time.

Mr. Batkin has no direct or indirect interest in any transaction with the Company that would qualify as a related party transaction under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Batkin and any other person pursuant to which he was selected as a director.

Mr. Batkin will receive compensation for his service on the Board in accordance with the Company’s standard compensatory arrangement for non-employee directors. A description of the Company’s non-employee director compensation can be found under the caption “Directors’ Compensation for Fiscal 2007” in the Company’s Notice of 2008 Annual Meeting of Shareholders and Proxy Statement filed with the Securities and Exchange Commission on April 4, 2008. Mr. Batkin’s compensation as a non-employee director will be prorated to reflect the remainder of the Company’s annual non-employee director compensation program.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omnicom Group Inc.

Date: October 22, 2008

By:	/s/ Michael J. O’Brien Name: Michael J. O’Brien Title: Senior Vice President, General Counsel, and Secretary